EXHIBIT 99.1

MCI ISSUES FEBRUARY AND MARCH 2003

MONTHLY OPERATING RESULTS

Company makes steady progress executing against business plan

ASHBURN, Va., April 28, 2003 – MCI today filed its February and March 2003 Monthly Operating Reports with the U.S. Bankruptcy Court for the Southern District of New York. During the month of February, MCI recorded $2.03 billion in revenue, reflecting fewer business days than the previous month. In March, MCI recorded $2.1 billion in revenue. Operating income was $44 million in February and $84 million in March.

Consistent with the industry, MCI adopted a change in accounting principles to reflect the recently-released SFAS No. 143 for asset retirement obligations. The cumulative impact of this change was $198 million and was recognized in February. The Company also recognized $182 million in reorganization items in February and $48 million in March. Income from continuing operations before reorganization items, income taxes, minority interest and the cumulative effect of a change in accounting principle was $41 million in February and $88 million in March. In February, MCI posted a net loss of $332 million. In March, the Company posted net income of $43 million.

MCI ended February with $3.1 billion in cash on hand, an increase of approximately $300 million from the beginning of the month. The Company ended March with $3.3 billion in cash on hand, an increase of $200 million from the beginning of the month.

“We are continuing to make steady and measured progress against our business plan,” said Michael Capellas, MCI chairman and CEO. “Our customer service levels are the best in the industry, revenues are stable, and we have strong cash flow. While we are on a fast track to emerge from Chapter 11 later this fall, we know there is still much more work to do and there will be ups and downs along the way.”

MCI’s capital expenditures for February were $36 million, including $18 million for PP&E and $18 million for related software. February depreciation and amortization was $120 million. March capital expenditures were $51 million, including $18 million for PP&E and $33 million for related software. March depreciation and amortization was $112 million, in line with February depreciation.

“After spending $38 billion on our network over the past six years, we are very comfortable with our projected capital spending levels on our core IP backbone,” said Capellas. “Under our current plan, we will gain efficiencies by consolidating legacy networks, eliminating redundant systems and standardizing our billing systems. At the same time, we are prepared to invest in key new product development areas.”

The financial results discussed in the February and March 2003 Monthly Operating Report exclude the results of Embratel. Until MCI completes a thorough balance sheet evaluation, the Company will not issue a balance sheet or cash flow statement as part of its Monthly Operating Report.

The Monthly Operating Reports are available on MCI’s Restructuring Information Desk at http://www.mci.com/infodesk.

Based on current information and a preliminary analysis of its ability to satisfy outstanding liabilities, MCI believes that when it emerges from bankruptcy proceedings, its existing WorldCom and Intermedia preferred stock and WorldCom group and MCI group tracking stock issues will have no value.

About WorldCom, Inc.

WorldCom, Inc. (WCOEQ, MCWEQ), which currently conducts business under the MCI brand name, is a leading global communications provider, delivering innovative, cost-effective, advanced communications connectivity to businesses, governments and consumers. With the industry’s most expansive global IP backbone and wholly-owned data networks, WorldCom develops the converged communications products and services that are the foundation for commerce and communications in today’s market. For more information, go to http://www.mci.com.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to the company’s bankruptcy proceedings and matters arising out of pending class-action and other lawsuits and ongoing internal and government investigations relating to the previously announced restatement of its financial results. Other factors that may cause actual results to differ materially from management’s expectations include economic uncertainty; the effects of vigorous competition, including price compression; the impact of technological change on our business, alternative technologies, and dependence on availability of transmission facilities; risks of international business; regulatory risks in the United States and internationally; contingent liabilities; uncertainties regarding the collectibility of receivables; risks associated with debt service requirements and our financial leverage; uncertainties associated with the success of acquisitions; and the ongoing war on terrorism, including Operation Iraqi Freedom. More detailed information about those factors is contained in the company’s filings with the Securities and Exchange Commission. We will continue to file documents with the Securities and Exchange Commission under the WorldCom, Inc. name until the effective date of the Plan of Reorganization. The effective date will not occur until after the Bankruptcy Court confirms the Plan of Reorganization.

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